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                                                                  EXHIBIT 10.102

                               LICENSE AGREEMENT

        This License Agreement is made this 14th day of April, 1999 (the "Effective Date"), by and among IntraTherapeutics Inc. ("Licensee"), a Minnesota corporation, and American Biomed, Inc. ("ABI"), a Texas corporation.

                                   RECITALS

        A. ABI has developed certain technology related to a percutaneous filter for carotid angioplasty.

        B. ABI desires to grant, and Licensee desires to obtain, the exclusive worldwide, royalty-bearing license to such technology, all on the terms set forth in this Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                                  Definitions

        As used herein, the following definitions and terms shall have the designated meanings:

        1.1 "Affiliate" of any entity shall mean any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning at least 50 percent of the total voting power of the entity.

        1.2 "Confidential Information" shall mean all information provided hereunder to a party (the "receiving party") by a party (the "disclosing party") or its employees, agents or consultants, excluding any information which:

        (a) is or becomes publicly available through no fault of the receiving party; or

        (b) can be reasonably demonstrated to have been known to the receiving party independently of any disclosure of "Confidential Information" by the disclosing party or its employees, agents or consultants; or

        (c) is disclosed to the receiving party by a third party who, to the best of the receiving party's knowledge, is lawfully in possession of the same and has the right to make such disclosure; or

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        (d) has been independently developed by the receiving party without reference to the information disclosed to the receiving party by the disclosing party or its employees, agents or consultants.

All "Confidential Information" disclosed to the receiving party under this Agreement shall ultimately be in writing and bear a legend "Proprietary", "Confidential" or words of similar import. Accordingly, all "Confidential Information" disclosed in any manner other than writing shall be preceded by an oral statement indicating that the information is proprietary or confidential and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as "Confidential Information" designated as above within thirty (30) days.

        1.3 "Expiration" or "Expired" shall mean with respect to a particular patent, the patent's expiration, abandonment, cancellation, disclaimer, award to another party other than ABI or an Affiliate of ABI in an interference proceeding, or declaration of invalidity or unenforceability of all claims thereof by a court or other authority of competent jurisdiction (including a re-examination or reissue proceeding) from which no further appeal has or can be taken. References to an "Unexpired" patent shall mean a patent that has not Expired.

        1.4 "Licensed Products" shall mean any product, the manufacture, use, importation or sale of which is covered by any Unexpired claim of the Subject Technology.

        1.5 "Net Sales" of Licensed Products for a particular period shall mean the amounts that Licensee or any Affiliate of Licensee actually invoices third parties (eliminating transactions between Affiliates) for sales of Licensed Products during such period, excluding sales, use or excise tax, freight, duty or insurance included therein, and credits or repayments due to rejection, defect or return. If Licensee or any Affiliate of Licensee sells at a single price or rate a packaged combination of products, not all of which if sold individually would be Licensed Products, then "Net Sales" of Licensed Products with respect to such sales of packaged products shall equal the total sales price of the packaged combination multiplied by the ratio of the individual retail list price of the Licensed Products contained in the packaged combination to the sum of all individual retail prices of every item in the packaged combination (if all of such items were sold separately). If all such items are not sold separately, any item not sold separately shall have a price attributed to it for purposes of this definition consistent with pricing of similar products or their functional equivalents. Without limitation of the foregoing, Net Sales shall include all transfers of Licensed Products that Licensee or any Affiliate of Licensee records as a sale pursuant to generally accepted accounting principles consistently applied. Net Sales which are denominated in currencies other than U.S. Dollars shall be converted into U.S. Dollars in accordance with generally accepted accounting principles.

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        1.6 "Subject Technology" shall mean (i) the issued patents, and patents arising out of the patent applications, listed on Exhibit A hereto, (ii) all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts thereof, and (iii) all trade secrets and know-how owned or controlled by ABI prior to the date of this Agreement which relate to percutaneous filters for carotid angioplasty, as disclosed in the patents and the patent applications listed on Exhibit A.

                                   ARTICLE 2
                                License Rights

        2.1 Exclusive License Grant. Subject to the terms and provisions hereof, ABI hereby grants to Licensee a worldwide, royalty-bearing, and exclusive license under the Subject Technology to make, have made, use, import, sell and offer for sale Licensed Products.

        2.2 Know-How Transfer; Access to ABI's Consultant.

        (a) Promptly after the Effective Date, ABI shall provide to Licensee copies of all Subject Technology not previously disclosed to Licensee, including without limitation, all market research, focus group data, memoranda, marketing materials, or other documents, whether in written or electronic format, embodying or relating to the Subject Technology.

        (b) Upon reasonable notice by Licensee to ABI, during the first six months after execution of the Agreement, ABI will use reasonable efforts to make [employees and consultants], available to meet with Licensee, subject to such individuals' other commitments and schedule, for up to an aggregate 100 hours, to disclose to Licensee on ABI's behalf those trade secrets and know-how included within the Subject Technology to allow Licensee to better understand and practice the inventions disclosed therein to which the licenses under this Agreement pertain. Licensee shall reimburse such individuals for any reasonable travel and lodging expenses, if any, incurred by them for the purposes of such disclosure.

        2.3 Right of First Negotiation. If ABI, at any time during the two (2) year period commencing on the date of execution of this Agreement, decides to license to any third party any other percutaneous filter technology, it shall so notify Licensee in writing, and Licensee shall have a right of first negotiation for a period of three (3) months in which to negotiate the terms of a mutually agreeable license agreement with ABI. If the parties fail to agree on the terms of such an agreement during such three (3) month period, ABI shall be entitled to license such technology to any third party, provided that it does so on terms not materially more favorable to such licensee than those last offered to Licensee.

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                                   ARTICLE 3
                             Royalties and Reports

        3.1 License Fee. Within three (3) days of the Effective Date, Licensee shall pay to ABI a payment of Four Hundred Fifty Thousand Dollars ($450,000). Within sixty (60) days of the Effective Date, Licensee shall pay to ABI a payment of Five Hundred Fifty Thousand Dollars ($550,000). Such payments shall be made by wire transfer in immediately available funds to an account designated by ABI.

        3.2 Royalties on Net Sales by Licensee. Subject to the terms of this Agreement, Licensee shall pay to ABI a royalty (the "Royalty" or "Royalties") equal to five percent (5%) of Net Sales of Licensed Products. Licensee's obligation to pay royalties hereunder shall expire, on a country-by-country basis, at such time as (i) all of the patents (including patents arising out of the patent applications listed on Exhibit A) included within the Subject Technology (an all extensions thereof) have Expired in such country or (ii) ten
(10) years from the first commercial sale of any Licensed Product, whichever is longer.

        3.3 Reports and Payments. Within forty-five (45) days after the end of each calendar quarter, Licensee shall provide with a written report indicating
(i) the amount of its Net Sales during such quarter, and (ii) the amount of the Royalties due for such quarter. Simultaneously with making such report, Licensee shall pay to ABI the amount of royalties then due.

        3.4 Records. Licensee shall keep accurate written records sufficient in detail to enable ABI to verify the information contained in the reports described in Section 3.3. Such records for a particular calendar quarter shall be retained by Licensee for a period of not less than four years after the end of such quarter.

        3.5 Audit of Records. Upon reasonable notice and during regular business hours, Licensee shall from time to time (but no more frequently than twice annually) make available the records referred to in Section 3.4 for audit by an independent nationally recognized accounting firm selected by ABI to verify the accuracy of the reports provided to ABI. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Licensee prior to conducting such audit. Such representatives may disclose to ABI only their conclusions regarding the accuracy and completeness of the reports described in Section 3.3 and the records related thereto, and shall not disclose Licensee's confidential business information to ABI without the prior written consent of Licensee. Such audits shall be at ABI's cost and expense; provided that if any such audit reveals underpayment of Royalties by ten percent (10%) or more for any year, then Licensee shall reimburse the auditing party for the fees and expenses of ABI's independent auditors incurred by ABI in connection with such audit.

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                                   ARTICLE 4
                                Confidentiality

        4.1 Confidentiality. The parties acknowledge that the patent applications listed in Exhibit A hereto, the inventions claimed therein, and all trade secrets and know-how included within the Subject Technology constitute "Confidential Information" of ABI, subject to the exceptions set forth in
Section 1.3. Each party agrees not to disclose or use any of the other party's Confidential Information except as expressly permitted in connection with the exercise of its rights hereunder. Each party shall not disclose the other party's Confidential Information to any employee or consultant unless such employee or consultant is obligated under a confidentiality agreement to maintain such other party's Confidential Information in strict confidence, and not to use such information other than, in accordance with the terms of this Agreement. Each party agrees to hold the other party's Confidential Information in strict confidence and treat it with not less than the same degree of care to avoid disclosure as such party employs with respect to its own information of like importance.

        4.2 Delivery and Return of Confidential Information. Upon termination of this Agreement or the licenses granted hereunder as provided herein, each party shall within thirty (30) days of such termination return to the other party all of the other party's Confidential Information. Notwithstanding the foregoing each party shall have the right to retain one copy of such party's Confidential Information in its legal department files for archival purposes only.

                                   ARTICLE 5
                             Intellectual Property

        5.1 Control of Subject Technology.

        (a) Licensee shall have the first right, but not the obligation, in Licensee's discretion and at its sole expense, to prosecute any alleged infringement, misappropriation or misuse of Subject Technology. If Licensee decides at any time not to commence or continue prosecution of such a legal action, it shall so notify ABI in writing, and ABI shall have the right, in its absolute discretion and sole expense, to commence or continue prosecution of such action. In any such legal action either party may prosecute or defend under this Section 5.1(a), the other party shall cooperate with and at the request of the party prosecuting the suit. The party prosecuting such legal action shall be entitled to retain all monies recovered.

        (b) ABI shall have the sole right to apply for, prosecute, or cause the issuance, amendment, maintenance, re-examination or reissue of any patents included within the Subject Technology, any patent applications listed in Exhibit A hereto, or any other patent applications related to trade secrets or know-how included within the Subject Technology; provided, however that Licensee shall have the right to review and approve

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of any filings or other correspondence related to the Licensed Products with the appropriate patenting authority. If ABI decides, in its sole discretion, to abandon a patent or patent applications (or particular claims therein) within the Subject Technology, then it shall so notify Licensee in writing at least sixty (60) days prior to any filing or bar date, and Licensee may take whatever action it deems necessary at its expense to maintain such patent or patent application. Any such patent or patent application shall excluded from the term Subject Technology for the purposes of determining Licensee's royalty obligations hereunder.

     5.2 Indemnification.

     (a) Licensee shall indemnify, defend and hold harmless ABI, its Affiliates and ABI's and its Affiliates' respective officers, directors, shareholders, employees and agents (collectively, all such indemnitees are referred to in this Section 5.2(a) as "ABI Indemnitees") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation compensatory and punitive damages), deficiencies, actions, settlements, judgments, costs and expenses which the ABI Indemnitees may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) (collectively referred to as "ABI Damages") arising out of or based upon (i) any Product Liability Claims resulting from Licensee's development, manufacture, use, or sale of any Licensed Product, or (ii) any breach of this Agreement by Licensee. As used herein, the term "Product Liability Claims" shall mean claims for personal injury or death based on alleged breach of product warranty, strict liability in tort, or negligent product design or manufacture.

     (b) ABI shall indemnify and hold harmless Licensee, its Affiliates and Licensee's and its Affiliates' respective officers, directors, shareholders, employees and agents (collectively, all such indemnitees are referred to in this Section 5.2(b) as "Licensee Indemnitees") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages (and including without limitation compensatory and punitive damages), deficiencies, actions, settlements, judgments, costs and expenses which the Licensee Indemnitees may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) (collectively referred to as "Licensee Damages") arising out of or based upon any breach of this Agreement by ABI.

     5.3 Infringement by Third Party. Each party shall promptly notify the other party in writing if such party knows or has reason to believe that the rights of ABI or Licensee relating to the Subject Technology, are being infringed by a third party.

     5.4 Licensee Regulatory Interaction Rights. Notwithstanding Section 5.1 above, interaction with the regulatory agencies in any country, including, without limitation the FDA, concerning Licensed Products of Licensee shall be exclusively conducted by Licensee and Licensee shall be the official company sponsor. Subject to

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Section 5.2(a) hereof, Licensee shall have complete authority to act as
Licensee, in its sole discretion, deems appropriate with respect to any such regulatory matter.

     5.5 Licensee Marketing Rights. Nothing herein shall prevent or limit Licensee from setting its own prices for Licensed Products or determining Licensee's marketing policies and practices in its sole discretion.

     5.6 Trademark. Nothing in this Agreement shall be deemed to grant to Licensee any right to use the trademark "ABI", the ABI corporate logo, or any other trademark owned by ABI or its Affiliates.

                                   ARTICLE 6

                         Representations & Warranties

     6.1 Organization. Each party represents and warrants to the other party that such party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     6.2 Authorization of Transaction. Each party represents and warrants to the other party that it has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All necessary corporate proceedings (including any necessary approval by the board of directors) have been taken by such party to duly authorize the execution, delivery, and performance of this Agreement by such party. This Agreement constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

     6.3 No Conflicts. ABI represents and warrants to Licensee that it has not entered into any inconsistent prior obligations that would impair the rights being licensed to Licensee hereunder.

     6.4 Right to License. ABI represents and warrants to Licensee that it owns or has the right to license or sublicense all the rights granted to Licensee herein with respect to the Subject Technology.

     6.5 No claims. ABI represents and warrants to Licensee that (i) there are no third party claims that would challenge or impair the license of the rights granted to Licensee herein, including, without limitation, any claims based upon patents, copyrights or trade secret laws in the United States; and (ii) the manufacture, use, importation or sale of the Licensed Products under the license granted herein under the Subject Technology will not infringe any patents, copyrights, trade secrets or any other intellectual property rights of any third parties.

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                                   ARTICLE 7

                             Term and Termination

     7.1 Term of License. Unless otherwise terminated under provisions of this
Article 7, this Agreement and the license granted under Section 2.1 shall constitute until such time as (i) all of the patents (including patents arising out of the patent applications listed on Exhibit A) included within the Subject Technology (and all extensions thereof) have Expired or (ii) ten (10) years from the first commercial sale of any Licensed Product, whichever is longer.

     7.2 Termination.

     (a) If Licensee breaches any of the material terms, conditions or agreements of this Agreement, then ABI may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, including, but not limited to, seeking monetary damages and/or an injunction, by giving Licensee sixty (60) days notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if Licensee cures the specified breach within such sixty (60) day period. During such 60-day period, one or more executive officers of each party (meaning for purposes hereunder any vice president or higher level officer) shall meet or correspond to discuss such alleged breach and/or attempted cure thereof, and attempt in good faith to resolve any dispute between the parties with respect thereto; provided that if any such dispute is not resolved to ABI's satisfaction, then ABI may terminate this Agreement without prejudice to any of its other legal and equitable rights and remedies including, but not limited to, seeking monetary damages and/or an injunction. Licensee may terminate this Agreement at any time in its discretion upon sixty (60) days' prior written notice. Termination of this Agreement shall not affect Licensee's obligation to pay Royalties with respect to Net Sales of Licensed Products made prior to such termination and shall not result in any refund to Licensee of any consideration previously paid to ABI. The parties acknowledge that, with respect to any other breaches by Licensee of the terms, conditions or agreements of this Agreement, ABI may pursue its full legal and equitable rights and remedies against Licensee, including, but not limited to, seeking money damages and/or an injunction.

     (b) Either party may, by written notice to the other party (which notice shall be effective upon receipt), terminate this Agreement in the event that such other party becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business.

     (c) The parties acknowledge and agree that all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code, and that Licensee, as a licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

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                                   ARTICLE 8

                                 Miscellaneous

     8.1 Assignment. Either party may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof.

     8.2 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement.

     8.3 Survival. Articles 4 and 8 and Section 5.3 shall survive termination or expiration of this Agreement for any reason and continue thereafter in full force and effect.

     8.4 Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     8.5 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

     8.6 Titles and Headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     8.7 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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     8.8 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Licensee, to:

          IntraTherapeutics, Inc.
          651 Campus Drive
          St. Paul, Minnesota 55112
          Attention: President and CEO
          Facsimile number: 651-697-2085

with copies to:

and if to ABI, to:

          ABI, Inc.
          10077 Grogans Mill Rd, Suite 100
          The Woodlands, Texas 77387
          Attention: Steven B. Rash, President & CEO
          Facsimile number: (281) 367-3212

with copies to:


Licensee or ABI may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

     8.9 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overboard as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable Law and shall be enforced as amended.

     8.10 Marking. If requested by ABI, Licensee shall cause all Licensed Products manufactured or sold under this license in the United States by it with a notice to the effect that such product is licensed under the applicable U.S. patents.

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        8.11 Governing Law. This Agreement shall be construed in accordance with
Minnesota law, excluding its choice of law provisions.

        IN WITNESS WHEREOF, each of the parties has caused this License Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

                                IntraTherapeutics, Inc.

                                By: [Signature appears here]
                                   -----------------------------
                                Its: President and CEO

                                American Biomed, Inc.

                                By: [Signature appears here]
                                   ------------------------------
                                Its: President and CEO


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                                   Exhibit A

                              Subject Technology

1. U.S. Patent Number 5,695,519;

2. [Patent applications for percutaneous filters for carotid angioplasty and any patents arising out of such patent applications];

3. All reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts of the foregoing, and

4. All trade secrets and know-how owned or controlled by ABI prior to the date of this Agreement which relate to percutaneous filters for carotid angioplasty.

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